CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2023, relating to the financial statements and financial highlights of Sound Mind Investing Fund, SMI Dynamic Allocation Fund, and SMI Multi-Strategy Fund, each a series of Valued Advisers Trust, for the year ended October 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 12, 2024